SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) December 1, 2014

Pope Resources, A Delaware Limited Partnership

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	91-1313292 (I.R.S. Employer Identification No.)

19950 Seventh Avenue NE Suite 200, Poulsbo, Washington 98370

(Address of principal executive offices) (ZIP Code)

Registrant's telephone number, including area code (360) 697-6626

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02 Appointment of Executive Officer.

On December 1, 2014 Pope Resources, A Delaware Limited Partnership (“Partnership”) appointed Thomas M. Ringo, age 61, as its Chief Executive Officer. Mr. Ringo had served as interim Chief Executive Officer since May 31, 2014. Mr. Ringo has served as the Chief Financial Officer since 2000 and continues to serve in that capacity at this time. He has been a member of management since 1989. Mr. Ringo will continue as the Chief Financial Officer pending the search for a replacement to serve in that capacity. Sean Tallarico, the Partnership’s Controller, will continue to serve as the principal accounting officer. Mr. Ringo is employed at the will of the Board of Directors and does not have a guaranteed term of employment.

Contemporaneously with Mr. Ringo’s appointment, the Human Resources Committee of the Board of Directors established Mr. Ringo’s base salary at $325,000. Mr. Ringo will continue to participate in the incentive program, the description of which is set forth in Item 11 of Part III of the Partnership’s Annual Report on Form 10-K for the period ending December 31, 2013 and is incorporated herein by reference. Mr. Ringo’s incentive program awards for 2014 will be based upon previously established goals that will be discussed in the Partnership’s Annual Report on Form 10-K for the period ending December 31, 2014. His participation relating to his role as CEO will begin on January 1, 2015.

Mr. Ringo will continue to participate in a change-in-control agreement with the Partnership, a dual-trigger arrangement that becomes effective upon a change in control if Mr. Ringo is terminated involuntarily without cause (including resignation for “good reason” under certain circumstances). This program provides for a cash payment equal to two times Mr. Ringo’s annual salary, plus target bonus for the year in which the change in control occurred. The change-in-control arrangement also provides for the immediate vesting of all outstanding equity awards upon the date of termination, and provides for the continuation of health and welfare benefits for Mr. Ringo and his family for 18 months after termination. Mr. Ringo is also subject to a noncompetition agreement that restricts his ability to work for or participate in any forestry, timberland investment or management, or real estate development company during his employment and for a period of one year thereafter.

Mr. Ringo was elected as a member of the Board of Directors contemporaneously with his appointment as interim CEO and will remain as a director following this appointment as permanent CEO. Mr. Ringo serves as the only management member of the Board and is an ex officio member. Mr. Ringo’s operational and financial experience and his in-depth knowledge of the Partnership’s business and executive team allow him to provide a perspective on the execution of the Partnership’s business plan not available to the non-management directors.

Item 7.01 Regulation FD Disclosure.

On December 1, 2014, the Partnership issued a press release furnished herewith as Exhibit 99.1 providing additional information about Mr. Ringo’s appointment.

Pursuant to General Instruction F to Current Report on Form 8-K, the press release attached to this report is being "furnished" and shall not be deemed "filed" for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section. The information in Exhibit 99.1 furnished pursuant to this Item 7.01 shall not be incorporated by reference into any registration statement or other documents pursuant to the Securities Act or into any filing or other document pursuant to the Exchange Act except as otherwise expressly stated in any such filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated December 1, 2014

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP

DATE December 1, 2014

BY:  /s/ Thomas M. Ringo

Thomas M. Ringo

Chief Executive Officer, Pope Resources,

A Delaware Limited Partnership, and Pope MGP, Inc., General Partner